Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Record Net Income of $9.4 Million for 2003, an Earnings increase of 11%

Year-end Assets $815,000,000

CRESTVIEW HILLS, KENTUCKY, January 22, 2004 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the fourth quarter and year ended December 31, 2003. Net income rose to a record $9.4 million, which produced an 11% increase in basic earnings per share from 2002. Highlighting the 2003 results were gains on the sale of mortgage loans, which were up 122% for the year as a result of strong mortgage loan refinancing demand brought on by low interest rates. In addition to earnings growth, the Company surpassed $800 million in total assets for 2003. While the gains on the sale of mortgage loans were strong for the year, they were down 44% in the fourth quarter of 2003 compared to 2002, which contributed to the 10% drop in earnings from the fourth quarter of 2002.

The 2003 results also reflect the purchase of certain assets and the assumption of certain liabilities of the Peoples Bank of Northern Kentucky “PBNK,” which was completed in November of 2002.

A summary of the Company’s results follows:

Year ended December 31,	2003	2002	Change
Net Income	$9,359,000	$8,451,000	11%
Net income per share, basic	$1.57	$1.42	11%
Net income per share, diluted	$1.55	$1.41	10%

Fourth quarter ended December 31,	2003	2002	Change
Net Income	$2,093,000	$2,317,000	(10)%
Net income per share, basic	$.35	$.37	(5)%
Net income per share, diluted	$.35	$.36	(3)%

Net interest income for 2003 increased 22% from 2002. This increase was due to the addition of earning assets and interest bearing liabilities associated with the PBNK transaction and the growth experienced in 2003. Our growth in 2003 was offset by a decline in the net interest margin that was down as a result of the historically low current interest rate environment and the balance sheet changes associated with the PBNK transaction. The net effect of the balance sheet changes was an increase in liquidity that led to a higher percentage of short-term investments to earning assets compared to 2002, and a higher amount of non-earning assets in the form of fixed assets and goodwill. The provision for loan losses was 12% lower than in 2002 and reflected the strong and stable credit quality of the loan portfolio. For the fourth quarter net interest income was up 16% from 2002. Net interest income in 2002 included the effects of the PBNK transaction from November 22, 2002 forward. The provision for loan losses was 49% higher in the fourth quarter of 2003 compared to the fourth quarter of 2002 and was effected by the strong loan growth of $33 million or 5% during the quarter.

Non-interest income for 2003 increased 62% from 2002, while non-interest expense increased 51% . Both of these figures reflect the effects of the PBNK transaction, which added eight banking offices, sixty-two employees, $140 million in loans and $162 million in deposits. One particularly strong area of non-interest income was the growth in gains on the sale of mortgage loans. The gains on the sale of mortgage loans totaled $2,924,000 in 2003 compared to $1,316,000 in 2002. Included in the non-interest expense is $645,000 in the amortization of intangible assets associated with the PBNK transaction. Non-interest income increased 3% from the fourth quarter of 2002 and was affected by the 44% drop in gains on the sale of mortgage loans. The gains on the sales of mortgage loans slowed in the fourth quarter as mortgage rates rose from their mid year levels. Non-interest expense increased 29% from the fourth quarter of 2002. Both non-interest income and non-interest expense in 2002 included the effects of the PBNK transaction from November 22, 2002 forward.

Total assets have increased $36 million or 5% from a year ago with a $54 million or 9% increase in loans offset by a $31 million decrease in short-term investments. The asset growth was funded by a $31 million or 5% increase in deposits. The fourth quarter of 2003 saw strong growth in loans and deposits of $33 million and $26 million respectively.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Amounts and dollars in thousands, except per share data)

	Fourth Quarter Comparison				YTD Comparison
	12/31/03	12/31/02	% Change		12/31/03	12/31/02	% Change
Income Statement Data
Net interest income	$6,868	$5,934	16%		$26,679	$21,839	22%
Provision for loan losses	500	335	49%		1,090	1,235	(12)%
Service charges on deposit accounts	832	775	7%		3,502	2,666	31%
Gains on the sale of mortgage loans	320	572	(44)%		2,924	1,316	122%
Other non-interest income	736	485	52%		2,514	1,533	64%
Salaries and employee benefits expense	2,342	1,927	22%		9,445	6,482	46%
Occupancy and equipment expense	875	607	44%		3,387	2,145	58%
Other non-interest expense	1,931	1,465	32%		7,652	4,956	54%
Net income	2,093	2,317	(10)%		9,359	8,451	11%
Per Share Data
Basic earnings per share	$0.35	$0.37	(5)%		$1.57	$1.42	11%
Diluted earnings per share	0.35	0.36	(3)%		1.55	1.41	10%
Cash dividends declared	0.00	0.00	0%		0.17	0.13	31%
Earnings Performance Data
Return on Equity	12.58%	15.76%	(318	)bps	14.83%	15.45%	(62	)bps
Return on Assets	1.04%	1.40%	(36	)bps	1.19%	1.53%	(34	)bps
Net Interest Margin	3.77%	3.87%	(10	)bps	3.75%	4.20%	(45	)bps

	12/31/03	12/31/02	% Change
Balance Sheet Data
Investments	$59,535	$49,464	20%
Total loans	660,442	606,815	9%
Allowance for loan losses	6,855	6,408	7%
Total Assets	815,450	779,080	5%
Total deposits	698,727	667,346	5%
Total borrowings	45,671	48,479	(6)%
Stockholders equity	66,689	58,423	14%
Asset Quality Data
Allowance for loan losses to total loans	1.04%	1.06%
Non-performing loans to total loans	.55%	.68%
Annualized charge-offs to average loans	.10%	.10%

About BKFC

BKFC, a bank holding company with assets of approximately $815 million, offers banking and related financial services, through the Bank of Kentucky, to both individuals and business customers. The Bank Of Kentucky operates twenty-five branch locations and thirty-five ATM’s in the Northern Kentucky Market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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